Exhibit 99.1

Bettina M. Cockroft, M.D., M.B.A., Pharmaceutical and Biotech Industry Veteran, Joins CNS Pharmaceuticals Board of Directors

Brings over 30 years of significant biopharmaceutical industry experience and proven clinical development and operational expertise across multiple therapeutic disciplines worldwide

HOUSTON, TX (May 8, 2023) – CNS Pharmaceuticals, Inc. (NASDAQ: CNSP) ("CNS" or the "Company"), a biopharmaceutical company specializing in the development of novel treatments for primary and metastatic cancers in the brain and central nervous system, today announced it has appointed Bettina M. Cockroft, M.D., M.B.A., to its Board of Directors as an independent director.

Dr. Cockroft is a well-established industry executive with over 30 years of experience in the biopharmaceutical industry with clinical development expertise across multiple therapeutic areas. Over the course of her notable career, she has successfully led multiple clinical development programs and has a proven track record executing programs through drug development, commercial launch and beyond, having played a key role in the approval of several drugs for neurological, cardiovascular and infectious diseases.

“On behalf of the CNS Pharmaceuticals Board and management, we are thrilled to welcome Dr. Cockroft to the Board. Her appointment adds deep scientific, clinical and operational expertise, and we believe that she will provide an integral viewpoint and invaluable guidance,” commented Faith L. Charles, Chair of the CNS Pharmaceuticals Board of Directors. “Dr. Cockroft’s addition to our team is another representation of our commitment to advancing Berubicin and the Company’s planning for success in order to serve patients in desperate need of a treatment, as well as building value for shareholders in the near and long term. Additionally, her European training provides an important perspective on our expanding clinical operations in that important region. We look forward to leveraging her proven leadership and extensive expertise moving forward."

Dr. Cockroft has served as the Senior Vice President and Chief Medical Officer of Sangamo Therapeutics, Inc. since 2019, overseeing all clinical development activities, clinical operations and drug safety. Prior to joining Sangamo, Dr. Cockroft served on the senior leadership team as Vice President, Clinical Research, Neurology at Cytokinetics, Inc., where she was responsible for clinical development of fast skeletal muscle troponin activators in diseases such as Amyotrophic Lateral Sclerosis and Spinal Muscular Atrophy. Before that, Dr. Cockroft served as Chief Medical Officer of Auris Medical AG, where she led and grew the clinical development team responsible for two Phase 3 programs. Dr. Cockroft also held roles of increasing responsibility at Merck Serono S.A., Novartis Consumer Health and Menarini Ricerche earlier in her career. Additionally, she has authored or co-authored over 20 publications and currently serves as a member of the Board of Directors for Annexon Biosciences.

“Joining the Board at CNS Pharmaceuticals at this time represents an exciting opportunity for me. The team’s continued commitment to the GBM community and the advancement of the development of Berubicin as a potential much-needed treatment solution is nothing short of inspiring and I look forward to working closely with the team to play a role in continuing its momentum forward and driving Berubicin towards approval,” added Dr. Cockroft.

Dr. Cockroft received her M.B.A. from the MIT Sloan School of Management and her M.D. from the University of Genova.

About CNS Pharmaceuticals, Inc.

CNS Pharmaceuticals a clinical-stage pharmaceutical company developing a pipeline of anti-cancer drug candidates for the treatment of primary and metastatic cancers of the brain and central nervous system. The Company's lead drug candidate, Berubicin, is a novel anthracycline and the first anthracycline to appear to cross the blood-brain barrier. Berubicin is currently in development for the treatment of a number of serious brain and CNS oncology indications including glioblastoma multiforme (GBM), an aggressive and incurable form of brain cancer.

For more information, please visit www.CNSPharma.com, and connect with the Company on Twitter, Facebook, and LinkedIn.

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Forward Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements relate to future events, future expectations, plans and prospects. Although CNS believes the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. CNS has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those discussed under Item 1A. "Risk Factors" in CNS's most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in its Form 10-Q filings and in its other public filings with the SEC. Any forward-looking statements contained in this press release speak only as of its date. CNS undertakes no obligation to update any forward-looking statements contained in this press release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACTS:

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

CNSP@jtcir.com

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